Exhibit 10.1

EDISON INTERNATIONAL AND SOUTHERN CALIFORNIA EDISON COMPANY

DIRECTOR COMPENSATION SCHEDULE

As Adopted August 26, 2021

Effective October 1, 2021, except as otherwise provided below, non-employee Directors of Edison International (“EIX”) and/or Southern California Edison Company (“SCE”) will receive the annual retainers, expense reimbursements and equity-based awards described below as compensation for serving as a Director. The equity-based award provisions described below are effective as to awards in connection with the election or reelection of Directors on or after August 26, 2021.

Directors who are employees of EIX or SCE shall not receive additional compensation for serving as Directors (other than participation in the EIX Director Matching Gifts Program). Directors who serve on both the EIX Board and the SCE Board, and their corresponding Board Committees, will not receive additional compensation for serving on two Boards.

Annual Retainers

Board Retainer – Each Director will receive an annual board retainer of $127,500 to be paid in advance in quarterly installments of $31,875 for any calendar quarter or portion thereof during which the individual serves as a Director.

Board Committee Chair Retainer – The Director who serves as the Chair of the Nominating and Governance Committee will receive an additional annual retainer of $15,000. The Director who serves as the Chair of the Audit and Finance Committee will receive an additional annual retainer of $25,000. Each Director who serves as the Chair of either the Compensation and Executive Personnel Committee or the Safety and Operations Committee will receive an additional annual retainer of $20,000. The Committee Chair retainers shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Committee Chair.

Chair of EIX Board Retainer – A non-employee Director who serves as the Chair of the EIX Board shall receive an additional annual retainer of $75,000. The retainer shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as the Chair of the EIX Board.

The quarterly retainer installments will be paid on the first business day of the calendar quarter. Initial quarterly retainer installments will be paid as soon as possible following the effective date of the election.

Meeting Fees

Except as may otherwise be approved by the Board, no meeting fees shall be paid to Directors.

Expense Reimbursement

A Director will promptly be reimbursed after submitting to the Corporate Secretary a statement of expenses, supported by receipts and any other requested documentation, for (i) reasonable expenses incurred by the Director to attend Board meetings, Committee meetings, or business meetings attended on behalf of the corporation in his or her capacity as a Director, and (ii) reasonable program fees and expenses incurred by the Director to attend director education programs that are relevant to service on the Board.1

Equity-Based Awards2

Equity-based awards (“Awards”) will be granted under and subject to the terms of the EIX 2007 Performance Incentive Plan or a successor plan (the “Plan”), except that any award payable in cash will be deemed paid outside of the Plan. The Awards consist of fully vested Edison International deferred stock units (“DSUs”) and/or Edison International common stock (“Common Stock”). DSUs represent the value of one share of Common Stock and will be credited to the Director’s account under the EIX 2008 Director Deferred Compensation Plan (the “DDCP”) and subject to its terms. DSUs include dividend equivalent rights that are converted to additional DSUs. The number of DSUs or shares of Common Stock awarded to a Director in any particular instance will be calculated by dividing the applicable equity award amount to be granted on that date (expressed in dollars and determined as set forth below, the “Award Amount”) by the fair market value of a share of Common Stock as of that date, rounded up to the nearest whole share. Fair market value for these purposes shall be determined in accordance with the Plan. Each Award will be subject to terms and conditions approved in advance by the Board.

Initial Election and Annual Reelection Awards – Each Director initially elected or reelected to the Board will receive Common Stock and/or DSUs with an aggregate

[1]

To the extent any expense reimbursements provided for in this Director Compensation Schedule are taxable to a Director and provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Director shall complete all steps required for reimbursement so as to facilitate payment, and any such reimbursements shall be paid to the Director on or before December 31 of the calendar year following the calendar year in which the expense was incurred. Such reimbursements shall not be subject to liquidation or exchange for other benefits, and the expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

[2]

With respect to equity-based awards approved and granted under current and prior compensation plans by the EIX Board, this Director Compensation Schedule does not alter the intent of the EIX Board to have the awards and subsequent transactions by the Directors occurring pursuant to the awards continue to comply with and be exempt under Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder (or any successor provision thereto).

Award Amount of$157,500, except that Initial Election Awards will be subject to proration as provided below. The date of grant shall be the date of such initial election or reelection. The portion of the award to be granted in Common Stock and/or DSUs shall be determined in accordance with the DDCP.

Additional Award to Chair of EIX Board – Upon the initial appointment of a non-employee Director as Chair of the EIX Board, the Director will receive Common Stock and/or DSUs with an Award Amount of $75,000 subject to proration as provided below, the date of grant of which shall be the effective date of such appointment.

If a non-employee Director serving as Chair of the EIX Board is reelected to the EIX Board and is reappointed or otherwise remains Chair of the EIX Board following such reelection, then that Director will receive an Additional Award of Common Stock and/or DSUs with an Award Amount of $75,000 (in addition to the Annual Reelection Award Amount of$157,500, for a total Award Amount of$232,500), the grant date of which shall be the date of such reelection.

The portion of the Additional Award to be granted in Common Stock and/or DSUs shall be determined in accordance with the DDCP.

Proration of Certain Awards. The Initial Election and first Additional Award amounts provided for above are subject to proration if the grant date of the Award occurs (i) in the second quarter of EIX’s fiscal year and after the date of EIX’s annual meeting of shareholders for that year, (ii) in the third quarter of EIX’s fiscal year, or (iii) in the fourth quarter of EIX’s fiscal year. In determining the Award Amount as to any such Award, the applicable dollar amount set forth above will be multiplied by a percentage determined in accordance with the table set forth below.

If the grant date of the award occurs:	Then the applicable percentage is:
In the first quarter of EIX’s fiscal year, or in the second quarter of EIX’s fiscal year and on or before the date of EIX’s annual meeting of shareholders for that year	100% (no proration)
In the second quarter of EIX’s fiscal year and after the date of EIX’s annual meeting of shareholders for that year	75%
In the third quarter of EIX’s fiscal year	50%
In the fourth quarter of EIX’s fiscal year	25%

However, if a non-employee Director receives an Initial Election and/or first Additional Award during a particular EIX fiscal year before the date of EIX’s annual meeting of shareholders for that year, the Director will not receive that same Award Amount again if he or she is reelected as a Director in that fiscal year.3

EIX Affiliate Boards – SCE non-employee Directors who do not serve on the EIX Board will receive Awards equal in amount to EIX non-employee Directors if the SCE Board authorizes such compensation. Differing amounts of SCE Awards, and Awards for non-employee directors of other EIX affiliates, may only be made with additional approval of the EIX Board.

Director Deferred Compensation Plan

Each non-employee Director of EIX or SCE is eligible to participate in the DDCP in accordance with its terms. The DDCP allows participating Directors the opportunity to make pre-tax deferrals from annual retainers, meeting fees (if any), and equity-based awards. The DDCP sets forth the terms of participation, including, if applicable, mandatory deferral of compensation that is otherwise payable to the Director for the year of initial election.

Matching Gift Program

Directors of EIX and SCE are eligible to participate in the EIX Director Matching Gifts Program.

[3]

For example, if a non-employee Director is initially elected to the Board in the first quarter of EIX’s fiscal year or in the second quarter before the date of EIX’s annual meeting of shareholders for that year, and is then reelected to the Board on the date of EIX’s annual meeting of shareholders for that year, the Director would receive an Initial Award in connection with his or her initial election to the Board, but would not receive an Annual Reelection Award in connection with that annual meeting. If that Director is initially appointed as Chair of the EIX Board at that annual meeting, he or she would receive the first Additional Award.